Exhibit 99.1

NEWS RELEASE

ICF International Reports First Quarter 2008 Results

FOR IMMEDIATE RELEASE

Contacts:

Polly Shannon, ICF International, 1.703.934.3144

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

FAIRFAX, Va. (May 8, 2008)—ICF International, Inc. (NASDAQ: ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported revenue and earnings growth for the first quarter ended March 31, 2008.

First Quarter Results and Highlights

For the first quarter, revenue was $175.1 million, substantially above the $151.7 million reported for last year’s first quarter. Revenue from The Road Home contract that was awarded to ICF in June 2006 was $82.9 million in the 2008 first quarter compared to $96.8 million in the first quarter of 2007.

“First quarter revenue results reflected a 67.9 percent year-over-year increase in our core advisory and implementation business, exclusive of The Road Home contract,” said Sudhakar Kesavan, ICF Chairman and Chief Executive Officer. “We saw increased demand across all of our markets, led by energy, climate change, environment, homeland security, and information technology. At the same time, we continued to execute The Road Home contract ahead of schedule, completing 106,000 closings by the end of March 2008.”

For the 2008 first quarter, EBITDA1 was $17.5 million, up 10.8 percent from the $15.8 million reported in the comparable year-ago quarter. Earnings from operations in the 2008 first quarter, as well as the 2007 first quarter, were $14.7 million. Net income was $7.8 million, or $0.51 per diluted share, which included non-cash stock compensation expense of $1.7 million, as required by FAS 123(R). For the 2007 first quarter, net income was $8.7 million, or $0.60 per share, which included non-cash stock compensation expense of $0.6 million. The fully diluted weighted average number of shares outstanding for the first quarter of 2008 was approximately 15.2 million compared to approximately 14.4 million for the first quarter of 2007.

“First quarter EBITDA margin was 9.5 percent (excluding a one-time credit related to our headquarters facilities of $900,000 recognized in this quarter), which was the mid-point of our guidance range. This is indicative of the stable profitability of our business model as we increase the relative revenue weighting of ICF’s core business and as Road Home revenues decline,” noted Mr. Kesavan.

The Company’s 2008 first quarter results included 36 days of operating results from Jones & Stokes Associates, Inc. (Jones & Stokes), an integrated planning and resource management firm specializing

[1]	EBITDA is a Non-GAAP measurement, which adds depreciation and amortization to operating income to derive EBITDA.

in the transportation, energy, and water sectors, which ICF acquired in February 2008, and a full quarter of the operations of Simat, Heilliesen & Eichner, Inc. (SH&E), which was acquired in December 2007.

“The integration of the Jones & Stokes and SH&E acquisitions is proceeding very well,” Mr. Kesavan said. “We have been able to win several important new contracts together and are offering a broader range of services to an expanded universe of government and commercial clients.”

Backlog and New Business Awards

Backlog, excluding The Road Home contract and SH&E, was $591.3 million at the end of March 2008, up 65 percent from first quarter 2007 backlog of $359 million and 22 percent above fourth quarter 2007 levels. The Company’s total backlog, excluding SH&E, was $845 million at the end of March 31, 2008, of which 62.5 percent was funded.

The total value of contracts awarded in the first quarter of 2008 was $82 million.

Key contracts won in the first quarter included:

•

IT Transformation: ICF is one of six companies to be awarded a blanket purchase agreement with the U.S. Department of Defense to provide IT solutions and program and performance management and evaluation. The agreement has a $200 million total ceiling value for all awardees and a term of one-year base period with four option years. Under the agreement, ICF will help transform information technology throughout the agency. Efforts will focus on building the foundation for network-centric operations through policies, program oversight, resource allocation, and the provision of value-added support.

•

Clean Air: ICF won a five-year contract valued at $42 million with the U.S. Environmental Protection Agency to support its Clean Air Markets Division. Under the contract, ICF will provide expertise in several areas, including climate change, acid rain, mercury deposition, and sector-based energy and air emissions initiatives.

•

Business Continuity and Emergency Preparedness: ICF received a new $5.6 million task order from the U.S. Department of Homeland Security (DHS) under a Blanket Purchase Agreement awarded to ICF in 2006 to supply professional and program management support services to DHS headquarters. It has been funded for the first year at $1.4 million, with two option years.

•

Central California Clean Energy Transmission Project: ICF Jones & Stokes was awarded a new contract valued at $2.7 million with Pacific Gas & Electric to support the preparation of the Proponent’s Environmental Assessment for the California Public Utilities Commission for a project under the California Environmental Quality Act.

•

California Department of Fish and Game (CDFG) - Hatchery and Stocking Program EIR/EIS: ICF Jones & Stokes was awarded a new contract by CDFG valued at $1.8 million to conduct environmental impact reviews (EIR) and prepare environmental impact statements (EIS) of its fish hatchery and stocking programs. The outcome will be to document the effects of the program on native/indigenous species and potential detrimental effects on native species.

•

Technical Management for HHS AIDS.gov Web Site: ICF was awarded a new contract by the U.S. Department of Health and Human Services (HHS) valued at $1.2 million to provide technical management and assistance to maintain and enhance its AIDS.gov Web site. ICF will implement new media tools such as mobile technology, expand existing Web 2.0 technologies, and enhance the agency’s separate HIV/AIDS Awareness Days Web site and migrate it to the AIDS.gov domain.

Summary and Outlook

Looking ahead, Mr. Kesavan said, “ICF’s recognized expertise in high-growth markets continues to provide us with significant opportunities to build our core business, which is becoming an increasingly greater percentage of total revenues. Therefore, we are able to reaffirm our expectation that 2008 will be a period of solid operating and financial performance, despite the decline in revenue contribution from The Road Home contract that should be completed in mid-2009.”

Based on current trends, the Company expects 2008 second quarter revenues to range from $175 million to $180 million, EBITDA1 margins of approximately 9.5 percent, and earnings per diluted share are expected to be in the range of $0.48 to $0.52, based on approximately 15.3 million weighted average shares outstanding.

Full year 2008 guidance remains the same, with revenues from ICF’s existing portfolio of business expected to range from $690 million to $720 million and EBITDA margin to be in the range of 9 percent to 10 percent. This would equate to earnings per diluted share of $1.85 to $2.10, based on approximately 15.4 million weighted average shares outstanding.

1 EBITDA is a Non-GAAP measurement, which adds depreciation and amortization to operating income to derive EBITDA.

About ICF International

ICF International (NASDAQ: ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, climate change, environment, transportation, social programs, health, defense, and emergency management markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,000 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

Caution Concerning Forward-looking Statements

This document may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995—that is, statements related to future—not past—events, plans, and prospects. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “guidance,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information, and are subject to factors that could cause actual results to differ materially from those anticipated. For ICF, particular uncertainties that could adversely or positively affect the Company’s future results include but are not limited to: risks related to the government contracting industry, including the timely approval of government budgets, changes in client spending priorities, and the results of government audits and investigations; risks related to our business, including our dependence on contracts with U.S. Federal Government agencies and departments and the State of Louisiana; continued good relations with these and other customers; success in competitive bidding on recompete and new contracts; performance by ICF and its subcontractors under our contract with the State of Louisiana, Office of Community Development, including but not limited to the risks of failure to achieve certain levels of program activities, termination, or material modification of the contract, and political uncertainties relating to The Road Home program; uncertainties as to whether revenues corresponding to the Company’s contract backlog will actually be received; the future of the energy sector of the global economy; our ability to attract and retain management and staff; strategic actions, including attempts to expand our service offerings and client base, the ability to make acquisitions, and the performance and future integration of acquired businesses; risks associated with operations outside the United States, including but not limited to international, regional, and national economic conditions, including the effects of terrorist activities, war, and currency fluctuations; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause ICF’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. ICF does not undertake to update its forward-looking statements.

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended March 31,
	2008	2007
Gross Revenue	$175,148	$151,713
Direct Costs	120,407	108,152
Operating costs and expenses:
Indirect and selling expenses	37,237	27,734
Depreciation and amortization	2,783	1,167

Total operating costs and expenses	40,020	28,901

Operating Income	14,721	14,660
Interest expense	(1,210)	(324)
Other income (expense)	(50)	278

Income before taxes	13,461	14,614
Provision for income taxes	5,646	5,932

Net income	$7,815	$8,682

Earnings per Share:
Basic	$0.54	$0.63

Diluted	$0.51	$0.60

Weighted-average Shares:
Basic	14,482	13,753

Diluted	15,179	14,415

ICF International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$2,567	$2,733
Contract receivables, net	161,178	190,159
Prepaid expenses and other	4,618	3,955
Income tax receivable	—	1,933
Deferred income taxes	4,972	3,902

Total current assets	173,335	202,682

Total property and equipment, net	8,974	7,541
Other assets:
Goodwill	201,948	159,491
Other intangible assets	20,649	17,710
Restricted cash	3,645	3,668
Other assets	2,917	1,933

Total assets	$411,468	$393,025

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$41,708	$74,260
Accrued expenses	41,990	47,084
Accrued salaries and benefits	19,712	27,801
Deferred revenue	13,698	16,067
Income taxes payable	6,574	—

Total current liabilities	123,682	165,212

Long-term liabilities:
Long-term debt	92,903	47,079
Deferred rent	1,980	1,773
Deferred income taxes	12,510	9,109
	5,058	5,061

Total Liabilities	236,133	228,234
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 14,694,245 and 14,593,723 issued; and 14,631,435 and 14,531,531 outstanding as of March 31, 2008, and December 31, 2007, respectively	15	15
Additional paid-in capital	112,558	109,795
Treasury stock, at cost	(760)	(746)
Accumulated other comprehensive income	341	361
Stockholder notes receivable	(21)	(21)
Retained earnings	63,202	55,387

Total stockholders’ equity	175,335	164,791

Total liabilities and stockholders’ equity	$411,468	$393,025

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities
Net income	$7,815	$8,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,783	1,167
Non-cash compensation	1,670	619
Accrued interest on stockholder notes	—	(11)
Loss on disposal of fixed assets	102	—
Deferred income taxes	(3,244)	(860)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	46,733	(41,648)
Prepaid expenses and other	723	(286)
Accounts payable	(36,801)	10,810
Accrued expenses	(6,658)	16,502
Accrued salaries and benefits	(11,860)	(809)
Deferred revenue	(2,488)	(2,725)
Income tax payable	7,750	1,563
Deferred rent	(22)	18
Other liabilities	(413)	(11)

Net cash provided by (used in) operating activities	6,090	(6,989)

Cash flows from investing activities
Capital expenditures	(1,236)	(921)
Payments for trademark application	—	(15)
Capitalized software development costs	(63)	(178)
Additional payments for acquisition of Caliber Associates, Inc.	—	(500)
Payments for business acquisitions, net of cash acquired	(50,652)	(12,855)

Net cash used in investing activities	(51,951)	(14,469)

Cash flows from financing activities
Advances from working capital facilities	101,121	52,406
Payments on working capital facilities	(55,297)	(33,479)
Restricted cash	23	(1,432)
Debt issue costs	(1,211)	(7)
Exercise of options	455	1,283
Tax benefits of stock option exercises	607	880
Net proceeds from initial public offering	—	12
Net payments for stockholder issuances and buybacks	17	27
Payments received on stockholder notes	—	33

Net cash provided by financing activities	45,715	19,723
Effect of exchange rate on cash	(20)	12

Net decrease in cash and cash equivalents	(166)	(1,723)
Cash and cash equivalents, beginning of period	2,733	2,997

Cash and cash equivalents, end of period	$2,567	$1,274

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$924	$213

Income taxes	$617	$4,364